EXHIBIT 10.26
Cristiano Franzi
Traubenweg 17,
8700 Kuesnacht,
Switzerland
Glattpark, June 8, 2017
Employment Contract
Dear Cristiano,
Further to previous discussions regarding your employment we would like to confirm the following:
Employment
Effective September 1, 2017, you will be employed by Baxter Healthcare SA (The Company) as Senior Vice President & President, EMEA reporting to the Chairman, CEO, and President. The Company reserves the right, however, to assign to the Employee other positions, duties or responsibilities to the extent required due to operational needs and as may be reasonably requested from the Employee.
The effective employment is contingent upon you securing the proper visa and work permit for Switzerland.
Compensation
Your gross annual base salary has been determined as CHF 675’000 p.a., to be paid in 12 equal monthly installments. This will be reviewed in March 2018 in line with the Swiss merit increase and thereafter at the annual merit review.
You are eligible to participate in the Officer Incentive Compensation Program (OICP) with a bonus target of 80% of your annual base salary. It is important to note that your 2017 bonus will be based on eight full months of plan participation, which will be a target of CHF 360,000. The actual bonus you will receive will vary depending on both business performance and your individual assessment of the year.
The bonus is not an entitlement. In addition, the payment of the bonus in a particular year does not give rise to a bonus entitlement for the following years. The amount of the bonus, if any, is also at the sole discretion of the Company. The Company may at any time amend the provisions or decide not to carry out the OICP, which is a voluntary program at the full discretion of the Company.

In the event you are not paid your 2017 annual cash bonus by your former employer, you will receive a supplemental gross cash payment of CHF 340,000. This payment will be paid to you within 60 days of your employment start date with the Company. Should you resign from Baxter within 12 months of your start date, you will be responsible for 100% re-payment of the sign-on bonus and should you resign from Baxter within 24 months you will be responsible for 50% re-payment of the bonus. A termination by the Company of this employment contract based on a determination that you have breached law, government regulations or Baxter policy/rules/ regulations, within the period set out above, shall lead to a repayment obligation in the percentage applicable to the relevant period.
Sign-on Cash Bonus
You will also receive a one-time, supplemental gross cash payment of CHF 445,000. This payment will be paid to you within 60 days of your employment start date with the Company. Should you resign from Baxter within 12 months of your start date, you will be responsible for 100% re-payment and should you resign from Baxter within 24 months you will be responsible for 50% re-payment. A termination by the Company of this employment contract based on a determination that you have breached law, government regulations or Baxter policy/rules/ regulations, within the period set out above, shall lead to a repayment obligation in the percentage applicable to the relevant period.
Company Car
You will be provided with a car cash allowance or a company car as per Baxter Healthcare SA’s car policy.
Vacation
You are entitled to 25 workdays vacation per full calendar year. The vacation is to be taken during the respective calendar year as agreed with your supervisor.
Support
The local HR team is available to provide any support or assistance needed during your settling in period. They are located at the Zurich office and will handle all aspects of your employment.
Pension Plan and Benefits
With regard to retirement pension you will be insured in the Baxter Defined Contribution scheme according to the summary of the main plan provisions attached.
Information Technology
You must not use any computer programs or software on your company computer that has not been purchased by the Company.
Change in Control

You will be eligible for a special agreement in the event of a change in control of the Company (“CIC Agreement”). Upon joining the Company, you will be provided a copy of the CIC Agreement as part of your on-boarding.
Termination
The employment contract may be terminated by either party giving 3 months’ notice at the end of each month.
In the event that the Company terminates this employment contract for any reason other than a determination that you have breached law, government regulations or Baxter policy/rules/ regulations, then contingent upon your waiver and release of claims against the Company from the employment and its termination and all claims against affiliates of BHSA, you will receive a one-time gross cash payment equivalent to 18 months base salary and target bonus (less any severance benefits payable under any applicable Baxter plan or benefit or applicable law, including the CIC Agreement). The payment will be paid within sixty days following your termination of employment.
Your employment will be automatically terminated at the end of the month during which you reach the age of retirement that is valid at that time.
Stock Ownership
You will be required to own a minimum of Baxter stock equal to four times your base salary. You will have five years from your official Officer appointment to achieve this ownership level. More details on the officer stock ownership guidelines will be provided at your new Officer orientation with the Executive Compensation Team.
Further Stipulations and Changes to this Contract
For all matters not specifically covered in this letter, the Swiss Code of Obligations, Art. 319 & ff. as well as the general employment regulations for all Baxter companies in Switzerland are applicable.
Code of Conduct
A copy of the Baxter Code of Conduct is attached. Please read this document and return the employee acknowledgement form to Human Resources.
Confidentiality and Secrecy
You are bound to absolute secrecy on all matters and procedures in relation to your duties and responsibilities, particularly any business secrets. This commitment is also extended to your contact with other Baxter employees if they are not entitled to have knowledge of such matters due to their position or responsibility.
Please sign the attached confidentiality clause.

We kindly request you to return to us a signed copy of this contract as confirmation of your agreement.
With best regards,
Baxter Healthcare SA

/s/ Gerald Heritier Gerald Heritier Vice President Human Resources EMEA Area	/s/ Angela Guertler Angela Guertler Senior HR Business Partner Switzerland & EMEA
In agreement with the above:

Date:	25/06/2017	Signature:	/s/ Cristiano Franzi
Cristiano Franzi
Attachments: Code of Conduct
Pension Plan Summary
Baxter New Hire Privacy Notice

1.CONFIDENTIALITY
1.1
As used herein, “Confidential Information” shall include, but not be limited to, all business, trade, and technical information of Baxter and its holding company, its parent and all affiliated, related and subsidiary companies, (all such entities and persons collectively being the “Baxter Group”), and of any third party, whether patentable or not, which is of a confidential, trade secret and/or proprietary character and which is either developed by Employee (alone or with others) or to which Employee has had access during his/her employment with the Baxter Group.
1.2
Employee shall not at any time during the continuance of his/her employment with the Baxter Group or at any time thereafter directly or indirectly use for his/her own purposes or for any purposes other than those of the Baxter Group, record, divulge, disclose or communicate to any person, company, business entity or other organization or, through any failure to exercise due care and diligence, cause any unauthorized disclosure of, any trade secrets or Confidential Information except as may be necessary for the proper performance of Employee’s duties or as may be specifically authorized in writing by Baxter.
1.3
Upon termination of his employment hereunder (for whatever reason) and at any other time at the Employer’s request the Employee shall, without retaining any copies or other record thereof, deliver to the Employer or any person the Employer may nominate each and every document and all other material of whatever nature in the possession or under the control of the Employee containing or relating directly or indirectly to any Confidential Information.
1.4
Employee will notify Baxter in writing of any circumstances which may constitute unauthorized disclosure, transfer, or use of Confidential Information. Employee will use best efforts to protect Confidential Information from unauthorized disclosure, transfer, or use. Employee will implement and abide by all procedures adopted by the Baxter Group to prevent unauthorized disclosure, transfer, or use of Confidential Information.
1.5
The confidentiality undertaking set forth in this Section 1 shall cease to apply to any information which shall become available to the public generally otherwise than through the default of the Employee.

Date:	25/06/2017	Signature:	/s/ Cristiano Franzi
Cristiano Franzi